Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information,

	Contact:	Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

Minnesota farmer joins CHS Board;

Oregon producer re-elected chairman

ST. PAUL, MINN. (December 9, 2013) — Alan Holm of Sleepy Eye, Minn., has been elected to a three-year term on the board of CHS Inc., the nation’s leading farmer-owned cooperative and a global energy, grains and foods company.

Delegates elected Holm to the 17-member board at the recent CHS Annual Meeting on Dec. 6, 2013. During its yearly reorganization session following the annual meeting, board members re-elected David Bielenberg of Silverton, Ore., to his second one-year term as chairman.

Holm, 53, brings to the CHS Board nearly two decades experience in cooperative and agricultural leadership. He has served 19 years on the board of what is now River Region Co-op, Sleepy Eye, Minn., the past eight as chairman. In addition, he has served as chairman of the Southern Minnesota Co-op Directors’ Association and secretary of the Minnesota State Co-op Directors’ Association. Holm also served two years on the CHS Resolutions Committee, including one as chairman.  He has also served in leadership capacities with the Brown County Farm Service Agency county committee, Ag Star Financial Services Advisory Board and Renville Co-op Transport.

Holm holds an associate’s degree in machine tool technology from Mankato (Minn.) Technical College and has participated in numerous cooperative and agriculture educational programs. He raises corn, soybeans sweet corn, peas and hay on 1,400 acres near Sleepy Eye and also operates a 50-head cow-calf herd.

Also re-elected to one-year leadership terms were:

•                  Dennis Carlson, Bismarck, N.D., as first vice chairman

•                  Dan Schurr, LeClaire, Iowa, as secretary-treasurer

•                  Steve Fritel, Rugby, N.D., as second vice chairman

•                  Curt Eischens, Minneota, Minn., as assistant secretary-treasurer

Delegates also re-elected Carlson, Robert Bass, Reedsburg, Wis., Randy Knecht, Houghton, S.D., and Steve Riegel, Ford, Kan., to three-year terms on the CHS Board.

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management’s estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2013, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.